Nobilis Health Acquires Majority Ownership Interest in Elite Surgical Affiliates’ Portfolio of 3 ASCs and 1 Surgical Hospital

HOUSTON, TX -- (PRNewswire) – November 16, 2017 -- Nobilis Health Corp. (NYSE American: HLTH) ("Nobilis" or the "Company") today announced the acquisition of a 50.1% ownership interest in Elite Surgical Affiliates’ (“Elite”) portfolio of three ambulatory surgery centers (ASCs) and one surgical hospital in the greater Houston area (the “Acquisition”).
Key Highlights of the Acquisition

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A purchase price of approximately $60 million financed through an expansion of Nobilis’ current credit facility ($50 million), cash ($6.1 million), seller note ($3.5 million), and stock ($0.5 million).

•	The acquired facilities’ trailing twelve months revenue and adjusted EBITDA for the period ended September 30, 2017, were $49.0 million and $30.3 million, respectively.

•	Nobilis projects approximately $2 million of operating efficiencies resulting from the consolidation of one Elite ASC with one existing Nobilis ASC currently co-located at the same address.

•	Nobilis expects increased productivity, lower staffing requirements, and reduced operating costs over time as it leverages its expanded platform of facilities.

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Following the Acquisition, Nobilis will have 13 locations (nine surgical facilities and four clinics) in the Houston market. Ten of these locations will operate under in-network contracts with all of the major commercial payors.

Harry Fleming, Nobilis’ CEO, stated, “This acquisition represents a strategic opportunity to enhance Nobilis’ in-network revenue and adds 76 physician partners to our existing network of surgeons in the Houston market. This transaction is significantly larger than any of our previous acquistions and is a major stride toward the Company’s goal to derive most of its revenue from in-network managed care contracts. Not only is this transaction accretive to earnings, the expanded platform of facilities and high-quality providers also enhances the Company’s ability to deliver outstanding, cost-effective healthcare to our patients and communities.”
Kenneth Efird, Nobilis’ President, stated, “We believe the acquisition and integration of Elite will result in a series of benefits for the Nobilis system, contained in four key areas: the ability to leverage best practices from both companies and generate operational efficiencies, the opportunity to improve conversion through the substantial increase in referral-based business, the resources to expand marketing services to physicians newly aligned with our system, and the resources to further strengthen Nobilis’ footprint within the Houston market.”

Expansion of Credit Facility

Nobilis funded the acquisition through a $50 million expansion of its existing credit facility with BBVA continuing as lead arranger.

Additional Matters
JMP Securities, LLC served as financial advisor to Nobilis for the Acquisition.
Dr. Donald L. Kramer retired from the Nobilis Board of Directors. Harry Fleming will take over as Chairman of the Board effective today. He will maintain his CEO title and will serve in an executive chairman capacity. “I want to thank Dr. Kramer on behalf of the Board and the management team. He has built strong fundamentals upon which we can continue to grow our operations and increase shareholder value,” said Harry Fleming.
About Nobilis Health Corp
Nobilis (www.NobilisHealth.com) is a full-service healthcare development and management company, with 31 locations across Texas and Arizona, including 5 hospitals, 13 ASCs, and 13 multi-specialty clinics. In addition, Nobilis partners with an additional 36 facilities across the country. Marketing nine independent brands, Nobilis deploys a unique patient acquisition strategy driven by proprietary, direct-to-consumer marketing technology, focusing on a specified set of procedures that are performed at its facilities by local physicians. Nobilis’ business model connects patients with physicians to deliver the highest quality healthcare while enhancing physician practices within the Nobilis network.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Canadian and United States securities laws, including the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and may be identified by the use of words such as "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based on current plans and expectations and are subject to a number of risks, uncertainties and other factors which could significantly affect current plans and expectations and our future financial condition and results. These factors, which could cause actual results, performance and achievements to differ materially from those anticipated, include, but are not limited to our ability to successfully maintain effective internal controls over financial reporting; our ability to implement our business strategy, manage the growth in our business, and integrate acquired businesses; the risk of litigation and investigations, and liability claims for damages and other expenses not covered by insurance; the risk that payments from third-party payers, including government healthcare programs, may decrease or not increase as costs increase; adverse developments affecting the medical practices of our physician limited partners; our ability to maintain favorable relations with our physician limited partners; our ability to grow revenues by increasing case and procedure volume while maintaining profitability at the Nobilis facilities; failure to timely or accurately bill for services; our ability to compete for physician partners, patients and strategic relationships; the risk of changes in patient volume and patient mix; the risk that laws and regulations that regulate payments for medical services made by government healthcare programs could cause our revenues to decrease; the risk that contracts are cancelled or not renewed or that we are not able to enter into additional contracts under terms that are acceptable to us; and the risk of potential decreases in our reimbursement rates. The foregoing are significant factors we think could cause our actual results to differ materially from expected results. However, there could be additional factors besides those listed herein that also could affect us in an adverse manner.
We have not undertaken any obligation to publicly update or revise any forward-looking statements. All of our forward-looking statements speak only as of the date of the document in which they are made or, if a date is specified, as of such date. Subject to mandatory requirements of applicable law, we disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any changes in events, conditions, circumstances or information on which the forward-looking statement is based. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 14, 2017, as updated by other filings with the Securities and Exchange Commission.

Contact Information:

Tuan Tran
Vice President, Investor Relations
(346) 207-6342
IR@Nobilishealth.com

SOURCE: Nobilis Health Corp.